Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-163588

Pricing Term Sheet Macy’s, Inc. January 10, 2012

	3.875% Senior Notes due 2022	5.125% Senior Notes due 2042

Issuer:	Macy’s Retail Holdings, Inc.

Guarantor:	Macy’s, Inc.

Size:	$550,000,000	$250,000,000

Maturity:	January 15, 2022	January 15, 2042

Coupon:	3.875%	5.125%

Price to Public:	99.189% of face amount	99.847% of face amount

Yield to Maturity:	3.974%	5.135%

Spread to Benchmark Treasury:	+200 basis points	+212.5 basis points

Benchmark Treasury:	UST 2.000% due 11/15/2021	UST 3.750% due 8/15/2041

Benchmark Treasury Price and Yield:	100-07+ (1.974%)	114-14 (3.010%)

Interest Payment Dates:	January 15 and July 15, commencing on July 15, 2012

Make-Whole Call:	Prior to October 15, 2021, treasury price	Prior to July 15, 2041, treasury price
	+35 basis points	+40 basis points

Par Call:	At any time on or after October 15, 2021, at 100% of the principal amount of the senior notes to be redeemed	At any time on or after July 15, 2041, at 100% of the principal amount of the senior notes to be redeemed

Trade Date:	January 10, 2012

Settlement Date:	January 13, 2012 (T +3)

CUSIP / ISIN:	55616X AF4 / US55616XAF42	55616X AG2 / US55616XAG25

Denominations:	$2,000 × $1,000

Ratings (Moody’s / S&P / Fitch):	Baa3 stable / BBB- stable / BBB- stable

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Fifth Third Securities, Inc.
Loop Capital Markets LLC
PNC Capital Markets LLC
Samuel A. Ramirez & Company, Inc.
Standard Chartered Bank
The Williams Capital Group, L.P.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, Standard and Poor’s and Fitch Ratings. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 800-221-1037, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.